Exibit 99.3

2nd Quarter Call Narrative 2007

Good morning. Welcome to KMG America’s second quarter 2007 conference call. I have with me this morning Scott DeLong, our CFO, Jim Nelson, our General Counsel and Tom Sass who is in charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our Form 10-K for 2006 and in our Form 10-Q for first quarter 2007 and our form 10-Q for the second quarter 2007 that will be filed later this week. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward looking statements.

We announced 2nd quarter operating earnings this morning of $0.03 per share which includes a couple unusual charges which Scott Delong will speak to in a few minutes. Without those items, operating earnings would have been $0.06 per share which is in line with consensus estimates.

I would now like to update you on several operational items including the previously announced efforts to review strategic alternatives, including the possible sale of the company. We are being assisted in this effort by Keefe, Bruyette and Woods, Inc. which has managed a thorough, comprehensive and disciplined process. We are currently involved in advanced negotiations. And, despite the recent volatility in the financial markets, we remain optimistic about a successful conclusion to this process. But there can be no assurance that this effort will result in a transaction.

I expect there will be questions about this subject during the Q&A portion of this call. I know you appreciate that there are significant constraints on the level of detail I can provide regarding probability of a transaction, timing and so forth and I most likely will not be able to furnish more information at this time. As we stated when we announced our involvement in this process, we will update you when we either have entered into a definitive agreement with a third party or we terminate the efforts to affiliate with a strategic partner.

Scott will comment in more detail on financial topics, but I’d like to mention a couple items. The long term care block continued to perform at satisfactory levels in the second quarter. As time passes and the block continues to perform, the anxiety that many of our constituents have expressed would be expected to subside. Rate increases and good claims management have allowed this block to keep producing earnings at acceptable levels.

Next, our sales organizations continue to perform well in spite of the recent ratings actions and disruptions resulting from our announcement that we are evaluating strategic alternatives. In spite of the hurdles, in the second quarter, we have continued to produce new voluntary and group premium at about the same levels as last year.

Overall sales results in the second quarter are below last years levels which is due to our decision to reduce the growth rate of our stop loss block which was identified by AM Best as an issue. Our sales organizations have done a commendable job of representing our company and we are encouraged by the continued high level of support from the consultant and brokerage community. They like our product offerings, our strategy, our organization and our people.

We currently have 17 sales reps in our large case sales organization which is down from 19 at the time of our last call in May. One rep took a position in sales management with a large firm that is re-entering the voluntary market. The other was in a geographical market that does little voluntary business and he decided to return to his former employer because of our renewed focus on voluntary products.

The rest of our organization has experienced minimal turnover which demonstrates the dedication of our staff to KMG America and our strategy. The current uncertainty is not comfortable for most of our people but they have risen to the challenge. I’m anxious to get our company positioned in a more favorable environment.

With that I’ll ask Scott to comment.

Good morning.

Today we reported operating income of 3 cents per share compared to operating income of 5 cents in the second quarter last year. As Ken mentioned this result reflects two unusual items booked in the second quarter, both of which are likely to be non-recurring. After excluding these items, as Ken indicated, recurring operating earnings match the 6 cent analyst consensus estimate as reported by First Call.

I’ll start with a discussion of the unusual items. The first item relates to a deferred tax asset associated with the current 2nd quarter tax losses of the holding company. Because of special federal income tax provisions relating to life insurance companies, our holding company is taxed separately from our life insurance company, and the two tax returns cannot be consolidated until 2011. Last quarter, you may recall, we took a $6½ million charge when we put up a valuation allowance against the full amount of the non-life deferred tax asset. In light of the strategic review underway during this past quarter, we postponed taking the actions necessary to re-establish a non-life deferred tax asset going forward. This item was worth about $400 thousand after-tax this quarter, or about 2 cents per share. Looking ahead if we were to remain independent, we believe we can re-establish the deferred tax asset without the offsetting valuation allowance and avoid any further adverse financial effect. To do so we need to change our corporate structure such that our third party administrator KHS – which is profitable and taxed as a non-life insurance company -- is a direct subsidiary of the holding company. It is currently a subsidiary of the life insurance company, and as a result KHS taxable income cannot be consolidated with the tax losses of the holding company.

The second item relates to an error identified late in July affecting one of the reinsurance treaties in our Acquired Business segment. There apparently was an incorrect entry placed in the monthly net settlement spreadsheet going back to 2001 which has caused reinsurance recoveries we have collected to be overstated by a small amount every month since. While there are offsets in our favor that have not yet been fully quantified, we believe that once our analysis is complete we will agree to a net settlement to our reinsurance partner.

Moving on to our insurance operating results, the Kanawha legacy business produced operating income of 16 cents after tax in the second quarter excluding the unusual reinsurance item described earlier, the same as in the second quarter last year. The Long Term Care business reported in the Senior segment contributed 10 cents per share this quarter compared to 8 cents on a pro forma basis a year ago. The improvement in Long Term Care earnings this year comes from increased earned premium from rate increases approved in 2006, and reduced incurred claims in this year’s quarter compared to last year’s satisfactory level. Relative to the most recent set of rate filings in late 2005 and 2006, we have received approvals on 72% of our total premiums in-force, which represents an average increase of 13%, or about $5 million per year of additional premium. And there are additional pending rate increases that we expect to be approved at some point.

Excluding the effect of the unusual reinsurance item discussed earlier the performance of the Acquired segment improved to essentially break-even this year from a 2 cent per share loss on a pro forma basis in the second quarter a year ago. The Long Term Care and Acquired segment businesses consist of closed blocks that are in gradual runoff. Offsetting these improvements in the Kanawha legacy business was a decline in income contributed by the legacy Worksite segment, with after-tax earnings falling from 7 cents in the second quarter last year to 3 cents this year, primarily from a 5% year-over -year drop in earned premium accompanied by a modest increase in the policyholder benefit ratio from 70% last year to 75% this year. We continue to actively market worksite products through our smaller employer Specialty Worksite channel, so we do expect earned premium in the legacy worksite channel to increase over time, unlike the decline we observed this quarter.

Operating losses from the newer large case activity declined slightly from 11 cents after tax in the second quarter last year to 10 cents this year, excluding the impact of the valuation allowance against the deferred tax asset discussed earlier. The improvement results from increasing margin contributions from continued growth in premium revenue from sales of voluntary benefit products. Earned premium from these products in this year’s second quarter was $3.4 million compared to $1.1 million a year ago. Largely offsetting this improvement was the continuing impact of more conservative loss reserving on stop loss business implemented last quarter. Assuming stop loss claims experience continues as expected, earnings this year will continue to be reduced compared to 2006, but performance in 2008 should be much better. More conservative pricing commencing with sales and renewals on and after April 1 this year should also contribute to expected improvement in stop loss performance going forward. Along this line I would note that for our July 1 stop loss renewals this year we obtained an average rate increase of over 30%, while retaining about two-thirds of the business. This bodes well for improved earnings for the balance of 2007 and 2008 on this block of business.

With that, I’ll turn it back to Ken for the Q&A session.

Q&A

Thank you for joining the call this morning. We look forward to updating you on the status of our review of alternatives in the near future.